Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-234425
(To Prospectus dated  December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement COMM LIRN-1 dated July 15, 2021)

512,506 Units $10 principal amount per unit CUSIP No. 09710F868	Pricing Date Settlement Date Maturity Date	August 25, 2022 September 1, 2022 October 24, 2023

BofA Finance LLC
Leveraged Index Return Notes® with Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Maturity of approximately 14 months
■
103% leveraged upside exposure to increases in the WTI Crude Oil Futures Contract
■
A positive return equal to the absolute value of the percentage decline in the price of the WTI Crude Oil Futures Contract only if the WTI Crude Oil Futures Contract does not decline by more than 15% (e.g., if the negative return of the WTI Crude Oil Futures Contract is -5.00%, you will receive a positive return of +5.00%)
■
1-to-1 downside exposure to decreases in the WTI Crude Oil Futures Contract beyond a 15.00% decline, with up to 85.00% of your principal at risk
■
All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
No periodic interest payments
■
In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”.
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-5 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.62 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” beginning on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$5,125,060.00
Underwriting discount	$0.175	$ 89,688.55
Proceeds, before expenses, to BofA Finance	$9.825	$5,035,371.45
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
August 25, 2022

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Summary
The Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the official settlement price per barrel of West Texas Intermediate (“WTI”) light sweet crude oil traded on the New York Mercantile Exchange (the “NYMEX”), stated in U.S. dollars, of the first nearby month futures contract or, if the pricing date or the calculation day falls on or after the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract, as displayed on the applicable Bloomberg page specified below (or any applicable successor page) (the “WTI Crude Oil Futures Contract”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the WTI Crude Oil Futures Contract from the Starting Value to the Ending Value (e.g., if the negative return of the WTI Crude Oil Futures Contract is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the WTI Crude Oil Futures Contract, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Threshold Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-11.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:
The WTI Crude Oil Futures Contract. The contract that will be used to determine the Starting Value will be the contract scheduled for delivery in October 2022 (Bloomberg symbol “CLV2”), and the contract that will be used to determine the Ending Value will be the contract scheduled for delivery in November 2023 (Bloomberg symbol “CLX3”), each subject to adjustment depending on when the pricing date and the calculation day occur.

Starting Value:	$92.52, which is the closing price of the Market Measure on the pricing date.
Ending Value:
The closing price of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-22 of the accompanying product supplement.

Threshold Value:	$78.64, which is 85.00% of the Starting Value, rounded to two decimal places.
Participation Rate:	103%
Calculation Day:	October 17, 2023
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	BofA Securities Inc. (“BofAS”), an affiliate of BofA Finance.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-2

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
The terms and risks of the notes are contained in this term sheet and in the following:
●	Product supplement COMM LIRN-1 dated July 15, 2021: https://www.sec.gov/Archives/edgar/data/70858/000119312521216586/d218238d424b5.htm
●	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the WTI Crude Oil Futures Contract will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.
■
You are willing to risk a substantial loss of principal and return if the WTI Crude Oil Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.
■
You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■
You are willing to forgo the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■
You believe that the WTI Crude Oil Futures Contract will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■
You seek 100% principal repayment or preservation of capital.
■
You seek interest payments or other current income on your investment.
■
You want to receive the rights and benefits of owning the WTI Crude Oil Futures Contract or the related commodity.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-3

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Hypothetical Payout Profile and Examples of Payments at Maturity
Leveraged Index Return Notes® with Absolute Return Buffer
This graph reflects the returns on the notes, based on the Participation Rate of 103.00% and the Threshold Value of 85% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the WTI Crude Oil Futures Contract.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 85, the Participation Rate of 103% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Market Measure, see “The WTI Crude Oil Futures Contract” section below. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.500	-85.00%
50.00	-50.00%	$6.500	-35.00%
75.00	-25.00%	$9.000	-10.00%
80.00	-20.00%	$9.500	-5.00%
85.00(1)	-15.00%	$11.500	15.00%
90.00	-10.00%	$11.000	10.00%
95.00	-5.00%	$10.500	5.00%
97.00	-3.00%	$10.300	3.00%
100.00(2)	0.00%	$10.000	0.00%
105.00	5.00%	$10.515	5.15%
110.00	10.00%	$11.030	10.30%
120.00	20.00%	$12.060	20.60%
130.00	30.00%	$13.090	30.90%
160.00	60.00%	$16.180	61.80%
180.00	80.00%	$18.240	82.40%
200.00	100.00%	$20.300	103.00%
(1)	This is the hypothetical Threshold Value.
(2)
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $92.52, which is the closing price for the Market Measure on the pricing date.

Leveraged Index Return Notes® with Absolute Return Buffer	TS-4

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 85.00
Ending Value: 80.00

Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 85.00
Ending Value: 97.00

Redemption Amount per unit. Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Market Measure.

Example 3
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
Redemption Amount per unit
Example 4
The Ending Value is 160.00, or 160.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 160.00
Redemption Amount per unit
Leveraged Index Return Notes® with Absolute Return Buffer	TS-5

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■
Your potential for a positive return based on the depreciation of the Market Measure is limited. The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 85.00% of the Starting Value, any positive return due to the depreciation of the Market Measure is limited to 15.00%. Any decline in the Ending Value from the Starting Value by more than 15.00% will result in a loss, rather than a positive return, on the notes.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return may be less than a comparable investment directly in the Market Measure or the related commodity.
■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; and events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Market Measure, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase the notes at any price in any secondary market.

Conflict-related Risks
■
BAC and its affiliates’ hedging and trading activities (including trades related to the WTI Crude Oil Futures Contract), and any hedging and trading activities BAC or its affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-6

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Market Measure-related Risks
■	Ownership of the notes will not entitle you to any rights with respect to the WTI Crude Oil Futures Contract or the related commodity.
■	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
■	Suspensions or disruptions of trading in the WTI Crude Oil Futures Contract or the related commodity may adversely affect the value of the notes.
■	Changes in the exchange methodology related to the WTI Crude Oil Futures Contract may adversely affect the value of the notes prior to maturity.
■	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
■	Legal and regulatory changes could adversely affect the return on and value of your notes.
Tax-related Risks
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-28 of the accompanying product supplement

Leveraged Index Return Notes® with Absolute Return Buffer	TS-7

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Additional Risk Factors
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
The notes are linked to the WTI Crude Oil Futures Contract, and not to a diverse basket of commodities or a broad-based commodity index. The price of the WTI Crude Oil Futures Contract may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the prices of a single commodities futures contract, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. In addition, the prices of many individual commodities, including the WTI Crude Oil Futures Contract, have recently been highly volatile and there can be no assurance that the volatility will lessen.
The price movements in the WTI Crude Oil Futures Contract may not correlate with changes in WTI crude oil’s spot price.
The WTI Crude Oil Futures Contract is a futures contract for WTI crude oil that trades on the NYMEX.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.
The notes are linked to the WTI Crude Oil Futures Contract and not to the spot price of WTI crude oil, and an investment in the notes is not the same as buying and holding WTI crude oil. While price movements in the WTI Crude Oil Futures Contract may correlate with changes in WTI crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for WTI crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of WTI crude oil may not result in an increase in the price of the WTI Crude Oil Futures Contract. The price of the WTI Crude Oil Futures Contract may decrease while the spot price for WTI crude oil remains stable or increases, or does not decrease to the same extent. Consequently, the value of the notes may be adversely affected.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the WTI Crude Oil Futures Contract.
The price movements in the WTI Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for WTI crude oil that have more distant delivery dates than the WTI Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the WTI Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.
Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, public health, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the WTI Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of the WTI Crude Oil Futures Contract increases or decreases, the market value of the notes may be adversely affected.
Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the WTI Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the WTI Crude Oil Futures Contract and the value of the notes.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-8

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
The WTI Crude Oil Futures Contract
All disclosures contained in this term sheet regarding the WTI Crude Oil Futures Contract have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the NYMEX. The consequences of the NYMEX discontinuing publication or determination of the WTI Crude Oil Futures Contract are discussed in the section entitled “Description of LIRNs— Discontinuance of a Market Measure” on page PS-23 of the accompanying product supplement. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the WTI Crude Oil Futures Contract or any successor.
The Futures Market
An exchange-traded futures contract, such as the WTI Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date.  Exchange-traded futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.
The WTI Crude Oil Futures Contract
Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract on such date.
The following graph shows the daily historical performance of the first nearby month futures contract for WTI light sweet crude oil in the period from January 1, 2012 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 25, 2022, the closing price of the first nearby month futures contract for WTI light sweet crude oil was $92.52.
Historical Performance of the First Nearby Month Futures Contract for WTI Light Sweet Crude Oil

125
100
75
50
25
0
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22

This historical data on the WTI Crude Oil Futures Contract is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price of the WTI Crude Oil Futures Contract during any period set forth above is not an indication that the price of the WTI Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices of the WTI Crude Oil Futures Contract.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-9

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the WTI Crude Oil Futures Contract  and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-10

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the WTI Crude Oil Futures Contract. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the WTI Crude Oil Futures Contract and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the WTI Crude Oil Futures Contract, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-18 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the notes (the “master note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the notes and the related guarantee, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the SEC on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and MLPF&S and as special tax counsel to BofA Finance and BAC.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-11

Leveraged Index Return Notes® With Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract, due October 24, 2023
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the WTI Crude Oil Futures Contract.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 38 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-28 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Leveraged Index Return Notes® with Absolute Return Buffer	TS-12